Exhibit 99.1

Coronado Biosciences Announces Key Addition to Management Team

Burlington, MA, January 2, 2013 (GLOBE NEWSWIRE) – Coronado Biosciences, Inc. (NASDAQ:CNDO), a biopharmaceutical company focused on the development of novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, announced today the strengthening of its management team by the appointment of Harlan F. Weisman, M.D., a director for the company since August 2012, as its new Chairman and Chief Executive Officer. Dr. Weisman’s addition leverages his substantial expertise in the development, regulatory approval and launch of novel biologics and will be a tremendous asset to Coronado’s ongoing efforts to bring important new therapies to patients and build shareholder value. Dr. Weisman was most recently at Johnson and Johnson (JNJ), where he held a number of leadership positions, and before that he was the head of R&D at Centocor, the developer of Remicade, which was acquired by JNJ.

Bobby W. Sandage, Jr., Ph.D. will continue in his role as President and a member of the Board of Directors and will focus on advancing both the TSO and CNDO-109 development programs and other operational aspects of the business. “We welcome Harlan and I look forward to working with him and the rest of the management team at Coronado at this critical stage in our development,” said Dr. Sandage and commented, “We have made tremendous progress in advancing our pipeline, completing financings to provide a solid cash position, and positioning the company for success.”

“I am very excited to join Bobby and the exceptional team at Coronado,” commented Dr. Weisman and added, “I am enthusiastic about our prospects for 2013 as we continue to build momentum on our clinical programs and expand our capabilities.”

In addition, Glenn L. Cooper, M.D., will step down as Executive Chairman of the board of the company, although Dr. Cooper will continue to support the company in a consulting role. “Glenn has been instrumental in building Coronado to the company it is today; from acquiring TSO and reorganizing the company in 2011 to spearheading the business arrangements with the Dr. Falk Pharma company and Ovamed,” said Dr. Weisman. We are grateful to Glenn for his leadership and his continued willingness to contribute to our strategic endeavors through 2013 in his role as a valuable consultant.”

About Harlan F. Weisman, M.D.

Dr. Weisman graduated from the University of Maryland and the University of Maryland School of Medicine. After his residency in Internal Medicine at Mount Sinai Hospital in New York, he was a fellow in cardiovascular disease at Johns Hopkins Hospital, and was then appointed as Assistant Professor of Medicine at Johns Hopkins University School of Medicine, Consultant Cardiologist, Johns Hopkins Hospital, and Director of the Experimental Cardiac Pathology Laboratory.

Dr. Weisman was recruited from Johns Hopkins to Centocor, Inc., where he pioneered monoclonal antibodies as medical breakthroughs for wide therapeutic applications, including ReoPro®, REMICADE®, Simponi® and STELARA® which have combined annual sales of >$8 Billion. He was the head of R&D when Johnson & Johnson acquired Centocor in 1999. He then became President of J&J Pharmaceutical R&D, where he mobilized and inspired the organization to improve pipeline performance and accelerate growth by advancing >15 new molecular entities into late-stage development within 3 years, and gaining approvals of 10 drugs with >$10 Billion in annual sales. Dr. Weisman was promoted to Company Group Chairman, Pharmaceutical R&D, and had executive oversight of ALZA Corporation and J&J Pharmaceutical R&D, and led the acquisition and integration of 3-Dimensional Pharmaceuticals and later TransForm Pharmaceuticals. In this role, he managed a complex, multidisciplinary R&D organization with a $7.3 Billion R&D budget and >6,000 R&D employees in 12 research centers across the globe.

In 2006, Dr. Weisman was appointed Chief Science and Technology Officer of Medical Devices and Diagnostics, where he steered the medical, regulatory, scientific and technology agendas for the J&J Medical Device and Diagnostics Group, including investments in drug/biologics-device combination products, regenerative medicine, nanotechnology and health informatics. He directed the effort to open a new innovation center in China, which is developing a rich pipeline of products for emerging markets. Dr. Weisman also built new capabilities in Regulatory Affairs and Evidence Based Medicine and was on the Board of Directors of J&J Development Corporation

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML), multiple myeloma and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the announced changes in the company’s executive management and the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include our ability to attract, integrate and retain key personnel, risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters, our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Susan Forman

Dian Griesel Inc.

212-825-3210; susan@dgicomm.com